Exhibit 3.71

State of Delaware
Office of the Secretary of State

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CADBURY SCHWEPPES INC.”, CHANGING ITS NAME FROM “CADBURY SCHWEPPES INC.” TO “CADBURY BEVERAGES INC.”, FILED IN THIS OFFICE ON THE EIGHTH DAY OF JUNE, A.D. 1990, AT 12 O’CLOCK P.M.

/s/ Edward J. Freel
Edward J. Freel, Secretary of State

0932878 8100	AUTHENTICATION:	8713856

971354989	DATE:	10-21-97

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF CADBURY SCHWEPPES INC,
     THE UNDERSIGNED, on behalf of CADBURY SCHWEPPES INC. (the “Corporation”) does hereby certify as follows:
1. ARTICLE FIRST of the Certificate of Incorporation of the Corporation is hereby amended to read as follows:
     “FIRST: The name of the Corporation (hereinafter called the “Corporation”) is CADBURY BEVERAGES INC.”
2. The Amendment of the Certificate of Incorporation contained herein has been duly adopted in accordance with the provisions of sections 141, 228 and 242 of the General Corporation Law of the state of Delaware and with the provisions of the Corporation’s By-Laws.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly signed by H. Todd Stitzer, Vice President, General Counsel and Secretary of the Corporation, and attested to by Henry A. Udow, Vice President and Assistant Secretary of the Corporation, this 31st day of May, 1990.

/s/ H. Todd Stitzer
H. Todd Stitzer
Vice President, General Counsel and Secretary

ATTEST:

/s/ Henry A. Udow
Henry A. Udow
Vice President and Assistant Secretary
CERTIFAMENDEXA